[Corinthian Colleges, Inc. Letterhead]



November 29, 2000



Corinthian Colleges, Inc.
6 Hutton Centre Drive, Suite 400
Santa Ana, California 92707-5765

Re:  Registration Statement on Form S-8 of
     Corinthian Colleges, Inc. (the "Company")

Ladies and Gentlemen:

     At your request, I have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 1,100,000 shares of common stock, $0.0001 par value per share, of the Company (the "Shares") to be issued pursuant to the Corinthian Colleges, Inc. 1998 Performance Award Plan (the "Plan"). At your request, I have examined the proceedings heretofore taken in connection with the authorization of the Plan and the Shares to be issued pursuant to and in accordance with the Plan.

     Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization and the terms of the Plan (including receipt by the Company of consideration for the Shares in accordance with the
Plan), the Shares will be validly issued, fully paid and nonassessable.

          I consent to the use of this opinion as an exhibit to the Registration Statement.

                              Respectfully submitted,

					/s/ Stan A. Mortensen

                              Stan A. Mortensen
                              General Counsel

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